Exhibit 5.1

May 15, 2025

Interlink Electronics, Inc.
48389 Fremont Boulevard, Suite 110
Fremont, California 94538

Ladies and Gentlemen:

We have acted as counsel to Interlink Electronics, Inc., a Nevada corporation (the “Company”) in connection with the offering by the Company of shares of the Company’s common stock, par value $0.001 per share, with an aggregate offering price of up to $6,000,000 (the “Shares”), pursuant to (i) a Registration Statement on Form S-3 (File No. 333-283879) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), (ii) the prospectus included within the Registration Statement (the “Base Prospectus”), and (iii) the prospectus supplement dated May 15, 2025, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Securities Act (together with the Base Prospectus, the “Prospectus”).

The Shares are to be sold by the Company as described in the Prospectus and in accordance with the At-The-Market Issuance Sales Agreement, dated May 15, 2025, between the Company and Lake Street Capital Markets, LLC (the “Sales Agreement”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statements and the Prospectus, (b) the Company’s Articles of Incorporation and By-laws, each as amended and currently in effect, (c) the Sales Agreement, and (d) the originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon certificates of the officers of the Company and have not independently sought to verify such matters.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

We have assumed (i) that the specific sale of Shares will be duly authorized by the Board of Directors of the Company in accordance with Chapter 78 of the Nevada Revised Statutes (the “NRS”) and (ii) that no more than 6,000,000 Shares will be sold.

Our opinion herein is expressed solely with respect to the federal laws of the United States and the NRS. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

15260 Ventura Boulevard, 20th Floor * Sherman Oaks, California 91403 office > 818.444.4500 * fax > 818.444.4520	1453 3rd Street Promenade, Suite 300 * Santa Monica, California 90401 office > 310.746.9800 * fax > 310.395.5292

Interlink Electronics, Inc. May 15, 2025 Page 2

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that the Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Sales Agreement, the Shares will be validly issued, fully paid and nonassessable.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect and may not be used, quoted or relied upon for any other purpose nor may this opinion be furnished to, quoted to or relied upon by any other person or entity, for any purpose, without our prior written consent.

We hereby consent to the filing of this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act with the Commission as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the issue and sale of the Shares and to the use of our name in the Prospectus under the caption “Legal Matters.”

Sincerely,

/s/ Stubbs Alderton & Markiles, LLP

Stubbs Alderton & Markiles, LLP